Exhibit 3.22

LIMITED LIABILITY COMPANY AGREEMENT
OF
IOC-VICKSBURG, L.L.C.

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of IOC-Vicksburg, L.L.C. (the “Company”) is entered into as of March 25, 2010 by IOC-Vicksburg, Inc., a Delaware corporation, as the sole member (the “Member”) of the Company pursuant to the provisions of the Delaware Limited Liability Company Act (as amended from time to time, the “Act”), on the following terms and conditions:

ARTICLE I
THE COMPANY

1.1           Formation.

(a)           The Member has caused a limited liability company to be formed pursuant to and in accordance with the Act, and hereby designates Howard Rosenberg as an “authorized person” within the meaning of the Act for the sole purpose of executing, delivering and filing a Certificate of Formation of the Company with the Secretary of State of Delaware.  The Company shall be governed pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.

(b)           The Board of Managers (or officers, employees or agents authorized by the Board of Managers or the Member) shall execute and file such forms or certificates and may take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company under the laws of any other states or jurisdictions in which the Company engages in business.

1.2           Company Name.  The name of the limited liability company shall be “IOC-Vicksburg, L.L.C.” and all business of the Company shall be conducted in such name or such other name as the Board of Managers shall determine.  The Company shall hold all of its property in the name of the Company and not in the name of the Member.

1.3           Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

1.4           The name and the business or mailing address of the initial sole Member is:

Name	Address
IOC-Vicksburg, Inc.	600 Emerson Rd., Ste. 300 St. Louis, MO 63141 Attn: General Counsel

1.5           Term.  The term of the Company shall begin upon the filing of the Certificate of Formation with the Delaware Secretary of State and shall continue unless and until the Company is dissolved in accordance with this Agreement or by law.  The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation in the manner required by the Act.

1.6           Principal Place of Business.  The principal place of business of the Company shall be 600 Emerson Rd., Ste. 300, St. Louis, MO 63141 or at such other location as may be designated by the Board of Managers from time to time.

1.7           Agent for Service of Process; Registered Office.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801.  The Board of Managers may change the registered agent or office and appoint successor registered agents through appropriate filings with the Secretary.

1.8           Reservation of Other Business Opportunities.  No business opportunities other than those actually exploited by the Company shall be deemed the property of the Company, and the Member may engage in or possess an interest in any other business venture, independently or with others, of any nature or description, even if such venture or opportunity is in direct competition with the business of the Company.  The Company shall have no rights by virtue hereof in or to such other business ventures, or to the income or profits derived therefrom.

ARTICLE II
MANAGEMENT AND MEMBERSHIP

2.1           Management.  The business and affairs of the Company shall be managed by a board of managers (the “Board of Managers”).  The Board of Managers shall have all power and authority to manage, to direct the management, business and affairs of, and to make all decisions to be made by or on behalf of, the Company.  The powers of the Board of Managers shall include all powers, statutory or otherwise, possessed by or permitted to managers of a limited liability company under the laws of the State of Delaware.  The Board of Managers shall have full power and authority to do all things deemed necessary or desirable to conduct the business of the Company.

2.2           Board of Managers.

(a)           The Board of Managers shall be comprised of three (3) managers, or such other number as the Member shall from time to time determine (each a “Manager,” and collectively, the “Managers”).

(b)           The following individuals will constitute the initial members of the Board of Managers: James B. Perry, Virginia M. McDowell and Dale R. Black to each serve as a Manager until such time as his or her death, resignation or removal pursuant to the terms of this Agreement.

(c)           The Board of Managers shall meet from time to time at the request of any one Manager upon not less than one business day’s prior written notice delivered to each of the Managers and specifying the nature of any business to be transacted at such meeting.  A Manager may waive notice of any meeting, whether before, on or after the date of such meeting, and attendance by a Manager at a meeting shall constitute a waiver of notice by such Manager, except when such Manager attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened.  A majority of the Managers then in office, whether present in person or by telephone, shall constitute a quorum at any meeting to act as the Board of Managers as provided hereunder.  Any action requiring the vote, consent, approval or action of or an election by the Board of Managers or required to be taken at a meeting of the Board of Managers may be taken (i) at a meeting by an affirmative vote of a majority of the Managers present at such meeting or (ii) without a meeting if a consent in writing, setting forth the action so taken, is signed by a majority of the Managers at such time.  Prompt notice of the taking of action by written consent shall be given to all Managers who did not sign the written consent.

(d)           Any Manager may be removed at any time for any reason by the Member.

(e)           Any Manager may resign at any time by giving written notice to the Member and the other Managers.

(f)            Vacancies and newly created Manager positions resulting from any increase in the authorized number of Managers may be filled by the Member or the vote of a majority of the Managers then in office provided that a quorum is present, and any other vacancy occurring in the Board of Managers may be filled by the Member or a majority of the Managers then in office, even if less than a quorum.  Any Manager elected to fill a vacancy not resulting from an increase in the number of Managers shall have the same remaining term as that of his or her predecessor.

2.3           Disclosure to Gaming Regulatory Authorities.  Each Manager and officer must agree to provide such background information, including a financial statement, and consent to such background investigation, as may be required by gaming regulatory authorities of any state or other jurisdiction in or subject to which the Company does or proposes to do business, and must agree to respond to questions from such gaming regulatory authorities.  If any Manager or officer is unwilling or unable to obtain within a reasonable period of time any necessary approval by gaming regulatory authorities in any such state or other jurisdiction, then such Manager or officer shall, if so requested by a majority of the remaining Managers, resign as a Manager or officer.  If and to the extent required by the gaming regulatory authorities of any state or other jurisdiction in which the Company does or proposes to do business, or of any state or jurisdiction whose laws or regulations are otherwise applicable to the Company, such Manager or officer shall abstain from participating in any action with respect to operations of the Company in such state or jurisdiction pending such background check or approval.

2.4           Officers.  The Board of Managers shall have the power to appoint any person or persons as agents (who may be referred to as officers) and to hire employees or other agents to act for the Company with such titles, if any, as the Board of Managers deems appropriate and to delegate to such officers, employees or agents such of the powers as are granted to the Board of Managers hereunder.  Unless the authority of the agent designated as the officer in question is limited by the Board of Managers, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority.  The Board of Managers may from time to time determine the compensation of any officers, employees and agents of the Company or may delegate some or all compensation decisions to officers or employees of the Company.

2.5           Binding Authority.  The Board of Managers or an officer appointed by the Board of Managers or the Member shall have the authority to bind the Company.  A Manager shall have authority to bind the Company only in the event that the Manager has been granted express authority to bind the Company under the terms of this Agreement or pursuant to any written resolution approved or adopted by the Board of Managers.

2.6           Merger and Conversion.  Either the Board of Managers or the Member may approve the merger, consolidation or conversion of the Company with or into any other entity, and no such merger, consolidation or conversion shall require the Company to wind up its affairs and distribute its assets.

2.7           Written Consent of the Member.  Any action requiring the vote, consent, approval or action of the Member may be taken by an executed, written consent, setting forth the action to be so taken, by the Member.

2.8           Books and Records.  The Company shall maintain proper and usual books and records pertaining to the business of the Company.  The books and records of the Company shall be kept at the principal office of the Company or at such other places, within or without the State of Delaware, as the Board of Managers shall from time to time determine.

2.9           Salary.  No salary shall be paid to any Manager for his or her duties set forth hereunder unless otherwise approved by the Member.

2.10         Limited Liability.

(a)           Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any Manager or officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member, manager or officer of the Company.

(b)           To the extent that at law or in equity, the Member, any Manager or any officer shall have duties (including fiduciary duties) and liabilities to the Company, such duties and liabilities may be restricted by provisions of this Agreement.  The Member, the Managers and the officers of the Company shall not be liable to the Company or to the Member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member or such Manager or officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on the Member or such Manager or officer by this Agreement.

(c)           The Member and each of the Managers and officers shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to the matters the Member or such Manager or officer reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(d)           Any repeal or modification of this Section 2.10 shall not adversely affect any right or protection of the Member or any Manager or officer existing prior to such repeal or modification.

2.11         Indemnification.

(a)           Third Party Actions.  The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, including all appeals (other than an action, suit or proceeding by or in the right of the Company) by reason of the fact that he is or was a manager or officer of the Company (and the Company, in the discretion of the Board of Managers, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Company or is or was serving at the request of the Company in any other capacity for or on behalf of the Company), to the fullest extent permitted by law, including indemnifying such person against expenses (including attorneys’ fees), judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, the Company shall be required to indemnify an officer or manager in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Board of Managers.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)           Actions By or in the Right of the Company.  The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit, including all appeals, by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a manager or officer of the Company (and the Company, in the discretion of the Board of Managers, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Company or is or was serving at the request of the Company in any other capacity for or on behalf of the Company), to the fullest extent permitted by law, including indemnifying such person against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.  Notwithstanding the foregoing, the Company shall be required to indemnify an officer or manager in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Board of Managers.

(c)           Indemnity if Successful.  To the extent that a present or former manager, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 2.11(a) or (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(d)           Standard of Conduct.  Except in a situation governed by Section 2.11(c), any indemnification under Section 2.11(a) or (b) (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former manager, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 2.11(a) or (b), as applicable.  Such determination shall be made, with respect to a person who is a manager or officer at the time of such determination: (i) by a majority vote of managers who are not parties to such action, suit or proceeding, even though less than a quorum; (ii) by a committee of such managers designated by majority vote of such managers, even though less than a quorum; (iii) if there are no such managers, or if such managers so direct, by independent legal counsel in a written opinion; or (iv) by the Member.  The determination to be made that indemnification is proper with respect to a person who is a former manager or officer, or an employee or agent of the Company, shall be made by a majority of the board of managers.

(e)           Expenses.  Expenses (including attorneys’ fees) of each officer and manager hereunder indemnified actually and reasonably incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section 2.11.  Such expenses (including attorneys’ fees) incurred by former managers, officers, employees, and agents may be so paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the Board of Managers deems appropriate.

(f)            Nonexclusivity.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 2.11 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may now or hereafter be entitled under any law, by-law, agreement, vote of the Member or disinterested managers or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g)           Insurance.  The Company may purchase and maintain insurance on behalf of any person who is or was a manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Act.

(h)           Definitions.  For purposes of this Section 2.11, references to “the Company” shall include, in addition to the resulting entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify any or all of its managers, officers, employees and agents, so that any person who was a manager, officer, employee or agent of such constituent entity, or was serving at the request of such constituent entity in any other capacity, shall stand in the same position under the provisions of this Section 2.11 with respect to the resulting or surviving entity as such person would have had with respect to such constituent entity if its separate existence had continued as such entity was constituted immediately prior to such merger.  For purposes of this Section 2.11, references to “other capacities” shall include serving as a trustee or agent for any employee benefit plan; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a manager, officer, employee or agent of the Company which imposes duties on, or involves services by such manager, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.  A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Section 2.11.

(i)            Severability.  If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction, and the remaining provisions hereof shall be liberally construed to effectuate the provisions hereof, and the invalidity of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

(j)            Amendment.  The right to indemnification conferred by this Section 2.11 shall be deemed to be a contract between the Company and each person referred therein until amended or repealed, but no amendment to or repeal of these provisions shall apply to or have any effect on the right to indemnification of any person with respect to any liability or alleged liability of such person for or with respect to any act or omission of such person occurring prior to such amendment or repeal.

2.12         Transfer of Interest.  The Member may transfer or assign all or a portion of its interest in the Company.  Upon a transfer of the Member’s entire interest in the Company, such transferee or assignee shall become the “Member” for all purposes of this Agreement.  Upon a transfer or assignment of less than the Member’s entire interest the Company, the Member and such transferee or assignee shall amend this Agreement to reflect such transfer or assignment.

2.13         Admission of Additional Members. No person may be admitted to the Company as a member without the prior written consent of the Member.

ARTICLE III
FISCAL MATTERS

3.1           Deposits.  All funds of the Company shall be deposited in an account or accounts in such banks, trust companies or other depositories as the Board of Managers (or officers, employees or agents authorized by the Board of Managers) may select.

3.2           Fiscal Year.  The fiscal year of the Company shall be a fiscal year the Board of Managers may determine is appropriate.

3.3           Agreements, Consents, Checks, Etc.  All agreements, consents, checks, drafts or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Company shall be signed by those persons authorized from time to time by the Board of Managers.

3.4           Transactions with the Member.  Except as provided in the Act, the Member may lend money to, borrow money from, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with the Company and has the same rights and obligations with respect to any such matter as a person who is not the Member.

3.5           Contributions.  The Member shall have made such contributions as shall be reflected on the books of the Company.  The Member may, but is not required to, make additional contributions to the Company.

3.6           Distributions.  The Company may make distributions to the Member as determined by the Board of Managers from time to time in accordance with this Agreement to the extent permitted by the Act or other applicable law.

ARTICLE IV
DISSOLUTION

4.1           Dissolution.  The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member or (b) upon an event specified under the laws of Delaware or in this Agreement as one effecting dissolution.

ARTICLE V
MISCELLANEOUS

5.1           Amendments.  This Agreement may be altered, amended, restated or repealed, or a new Agreement may be adopted, upon the written consent of the Member.

5.2           Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Member and its successors, transferees and assigns.

5.3           Third Parties.  Nothing in this Agreement, whether express or implied, shall be construed to give any person, including creditors, other than the Company, a Manager, the Member or an officer of the Company, any legal or beneficial or other equitable right, remedy or claim under or in respect of this Agreement, any covenant, condition, provision or agreement contained herein or the property of the Company.

5.4           Construction.  The Member shall have the full power and authority to construe and interpret this Agreement.

5.5           Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

5.6           Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

5.7           Variation of Pronouns.  All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5.8           Governing Law.  The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Member, without regard to the principles of conflicts of laws.

5.9           Title to Company Assets.  All Company assets shall be deemed to be owned by the Company as an entity, and the Member shall not have any ownership interest therein.

5.10         Facsimile Signatures.  The facsimile signature of any Manager or Member may be used at all times and for all purposes in place of an original signature.

5.11         Counterparts.  This Agreement may be executed in or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the day first written above.

IOC-VICKSBURG, INC.

By:	/s/ Edmund L. Quatmann, Jr.
Name:	Edmund L. Quatmann, Jr.
Title:	SVP and General Counsel

[Signature Page to LLC Agreement]